 EXHIBIT 99.1

GENERAL FINANCE CORPORATION DECLARES DIVIDEND OF $2.225 PER SHARE ON ITS 9.00% SERIES C CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

PASADENA, CA – April 12, 2019 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced today that in accordance with the terms of its 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock (NASDAQ:GFNCP) (the “Series C Preferred Stock”), the Board of Directors has declared a cash dividend of $2.225 per share. The dividend is the twenty-fourth dividend being paid by the Company on its Series C Preferred Stock and is payable with respect to the period commencing on January 31, 2019 and ending on April 29, 2019. This dividend is payable on April 30, 2019 to preferred stockholders of record as of April 29, 2019.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned subsidiary Royal Wolf Holdings Pty Ltd (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223